Exhibit 99.1

RAMACO RESOURCES REPORTS

THIRD QUARTER 2023 RESULTS

LEXINGTON, KY., November 7, 2023 -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, “Ramaco” or the “Company”), a leading operator and developer of high-quality, low-cost metallurgical coal, today reported financial results for the three months and nine months ended September 30, 2023.

THIRD QUARTER 2023 HIGHLIGHTS

●	The Company had net income of $19.5 million (Adjusted EPS of $0.45, a non-GAAP measure), compared to $7.6 million (diluted EPS of $0.17) in the second quarter of 2023. Adjusted earnings before interest, taxes, depreciation, amortization, certain non-operating expenses, and equity-based compensation (“Adjusted EBITDA”, a non-GAAP measure), was $45.4 million for the three months ended September 30, 2023. This compared to $30.0 million of Adjusted EBITDA for the three months ended June 30, 2023. (See “Reconciliations of Non-GAAP Measure” below.)

●	During the third quarter, Adjusted EBITDA benefited by roughly $3 million received from insurance claim proceeds in connection with the Berwind mine outage in mid-2022 and approximately $8 million received in connection with the Elk Creek silo failure in late 2018. The total net income impact was roughly $8 million (EPS of $0.18). The Company continues to seek additional insurance related payments from each of these claims.

●	During the third quarter, the Company shipped 996,000 tons of coal, which achieves its previous guidance of reaching a ratable annualized sales run-rate of roughly 4 million tons this year. Overall tons sold increased 39% from the second quarter.

●	During the third quarter, the Company repaid $10 million of debt related to the 2022 Ramaco Coal acquisition. Earlier this week, the Company repaid the final $10 million of debt related to the Ramaco Coal acquisition. At year-end 2023, we expect to have remaining overall debt (excluding the Revolving Credit line) of approximately $50 million, consisting of the Company’s $35 million 9% Notes due in 2026, approximately $11 million of third-party acquisition-related debt related to the Maben transaction and $4 million of equipment debt. Total 2022 year-end debt was $127 million.

MARKET COMMENTARY / 2023 & 2024 OUTLOOK

●	Due to stronger than anticipated third quarter shipments and overseas customer demand, the Company recently increased the midpoint of full-year 2023 coal shipment guidance to 3.25 – 3.5 million tons, up from 3.1 – 3.6 million tons previously. At the high end of guidance, this implies over 1 million tons shipped in the fourth quarter and at the low end roughly 800,000 tons.

●	Recently, the Company noted that it expects cash mine costs to be at the high end of the previous $102 –108 per ton guidance range for both full-year 2023 and the fourth quarter of 2023. Given continued inflationary pressure, we now anticipate costs coming in at $108 - $112 per ton.

●	In the third quarter, overall coal inventory levels (both clean and raw coal) declined almost 40% from 1.4 million tons to approximately 0.9 million tons. In the fourth quarter, the Company anticipates further reduction in inventory levels.

●	In both September and October, the two section Berwind deep mine produced at a half million ton per annum run-rate, and cash mine costs were less than $80 per ton from both sections.

●	For 2023, year to date the Company has committed sales of approximately 3.3 million tons, including 2.9 million tons that are fixed at an average price of $173 per ton.

●	For 2024, the Company has now committed 1.3 million tons of coal to North American customers at an average price of $167 per ton.

●	Last month overall mine development commenced at the Brook Mine with an initial goal of obtaining additional quantities of rare earth material for chemical and metallurgical testing. Ongoing updates on deposit and chemical assessment will be provided.

MANAGEMENT COMMENTARY

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer commented, “Our third quarter results highlight our differentiated growth platform. In simple terms, this quarter Ramaco grew from being a company with a sales level of ~3 million tons to ~4 million tons per annum. As a result, Adjusted EBITDA grew over 50% from the second quarter, despite a decline in margins on the back of lower index pricing and market conditions.

We are also mindful of our position as one of the lowest leveraged companies in our space. As a result of our strong third quarter financials, we expect to have repaid over $50 million in term debt in 2023. Starting in 2024, we expect to have remaining overall term debt of ~$50 million (excluding any Revolving Credit line draws) and anticipate that those levels will be reduced during next year.

Additionally, due to stronger than anticipated third quarter shipments and overseas customer demand, we recently increased the midpoint sales guidance of full-year 2023 coal shipments to 3.25 – 3.5 million tons, up from 3.1 – 3.6 million tons. We continue to anticipate an ongoing working capital benefit into 2024, as prior higher levels of inventory are reduced over the next few quarters. In the third quarter inventory was reduced by 25% to $50 million compared to the second quarter.

We are increasingly optimistic about the long-term future of our Berwind mine as one of the nation’s premier low vol metallurgical coal complexes. In both September and October, the main Berwind mine began hitting stride and produced at a half million ton per annum run-rate. Cash mine costs were roughly $80 per ton from both deep mine sections. As we continue to add more mine sections, we hope Berwind will become both one of the largest and among the highest margin low vol metallurgical mines in the country.

Looking ahead to next year, we tried to take a balanced approach to our 2024 domestic contract exposure. We have now committed 1.3 million tons of coal to North American customers next year at an average price of $167 per ton. This appears to be the highest average price figure of our public peer group. This level represents less than a third of our projected production for next year and positions us to leverage future export business at index-based pricing.

I would like to conclude with an update on our Wyoming activities. First, I am pleased to report that last month overall mine development commenced at the Brook Mine with an initial goal of obtaining larger quantities of rare earth material for chemical and metallurgical testing. We are now moving to a phase of extensive testing of the metallurgic and chemical compositions of the deposit to determine its nature and extent. This will guide us to the best alternatives for extraction, separation and refinement, which are key to ultimate development. We have established that we have a large rare earth deposit. The next challenge from here is the assessment of the optimal extraction and separation techniques which can be then used to estimate the mine’s economics. We will continually update as this process advances.

Second, on the carbon products front, there are two exciting areas we are focusing on:

●	In the wake of China’s recent decision to regulate and restrict the export of graphite for EV batteries, Ramaco’s multi-year research with Oak Ridge National Laboratory (“ORNL”) of a revolutionary process for conversion of coal to synthetic graphite assumes added strategic importance. Our work with this innovative electrochemical technology has been done pursuant to our 5-year Cooperative Research and Development Agreement (“CRADA”) with ORNL.

●	Ramaco has also developed a low-cost process to produce activated carbon fiber monoliths for direct air capture and other filtering applications as well as comprehensive intellectual property rights. This quarter we established in-house melt blowing capability to produce the monoliths and activate them in larger quantities at our iCAM research center in Wyoming. We look forward to also updating the market on these activities as they advance toward future commercialization.”

Key operational and financial metrics are presented below:

Key Metrics
	3Q23	2Q23	Chg.	3Q22	Chg.	2023 YTD	2022 YTD	Chg.
Total Tons Sold ('000)	996	715	39%	608	64%	2,467	1,775	39%
Revenue ($mm)	$187.0	$137.5	36%	$136.9	37%	$490.8	$430.5	14%
Cost of Sales ($mm)	$144.6	$99.2	46%	$79.6	82%	$354.4	$237.5	49%
Non-GAAP Pricing of Company Produced Tons ($/Ton)	$157	$163	(4)%	$202	(22)%	$167	$216	(23)%
Non-GAAP Cash Cost of Sales - Company Produced ($/Ton)*	$114	$109	5%	$98	16%	$110	$102	8%
Non-GAAP Cash Margins on Company Produced ($/Ton)	$43	$54	(20)%	$104	(59)%	$57	$114	(50)%
Net Income ($mm)	$19.5	$7.6	158%	$26.9	(28)%	$52.3	$101.7	(49)%
Diluted EPS - Class A Common Stock	$0.40	$0.17	139%	$0.60	(33)%	$1.14	$2.27	(50)%
Diluted EPS - Class B Common Stock	$0.16	$-	NA	$-	NA	$0.16	$-	NA
Non-GAAP Adjusted EPS	$0.45	$0.17	167%	$0.60	(25)%	$1.19	$2.27	(48)%
Adjusted EBITDA ($mm)	$45.4	$30.0	51%	$50.7	(10)%	$123.7	$172.6	(28)%
Capex ($mm)	$16.9	$24.5	(31)%	$37.6	(55)%	$64.9	$91.4	(29)%
Adjusted EBITDA less Capex ($ mm)	$28.5	$5.5	414%	$13.1	117%	$58.8	$81.2	(28)%

* Adjusted to include the royalty savings from the Ramaco Coal transaction for 2022. Excludes Berwind idle costs.

THIRD QUARTER 2023 PERFORMANCE

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the third quarter of 2023, unless specified otherwise.

Year over Year Quarterly Comparison

Overall production in the quarter was 719,000 tons, up 9% from the same period of 2022. The Elk Creek complex produced 402,000 tons, down 21% from 511,000 tons last year, while the Berwind, Knox Creek, and Maben complexes increased to 317,000 tons in the quarter, up 115% from the same period last year. Third quarter of 2023 production and costs at Elk Creek were negatively affected by an additional paid vacation week. That week was taken in July due to high inventory levels, which have since come down substantially. Total sales were 996,000 tons during the quarter, up 64% from 608,000 tons in the third quarter of 2022.

Quarterly pricing was $157 per ton on Company produced coal sold, which was 22% lower compared to $202 per ton in the third quarter of 2022. Company produced cash mine costs, excluding transportation costs were $114 per ton sold, which was 16% higher than for the same period in 2022. Cash mine costs at Elk Creek were $111 per ton sold during the quarter, up 19% from cash mine costs of $93 per ton during the same period of 2022. The increase in costs was due to continued inflationary pressures, as well as the aforementioned extra vacation week in July.

As a result of the lower realized price and inflationary headwinds, cash margins on Company produced coal were $43 per ton during the quarter, down from $104 per ton in the same period of 2022, based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales.

Quarter over Quarter Comparison

Overall, third quarter production was down 157,000 tons to 719,000 tons compared with the second quarter of 2023, as the decline at Elk Creek more than offset the increase at Berwind and Maben. However, despite the production decline the total sales volume increased 39% from the second quarter of 2023. This was the first quarter since 2021 where the

Company reduced inventory, as a result of higher sales volumes from the combination of improved rail service and the increase in the Elk Creek preparation plant capacity from 2 to 3 million tons per annum.

The realized price of $157 per ton during the third quarter was down from $163 per ton in the second quarter 2023 reflecting lower overall price market conditions. Third quarter cash costs of $114 per ton on company produced coal compared to $109 per ton in the second quarter of 2023. As a result, cash margins on Company produced coal were $43 per ton during the third quarter, down from $54 per ton in the second quarter of 2023, based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales.

BALANCE SHEET AND LIQUIDITY

As of September 30, 2023, the Company had liquidity of $98.2 million, consisting of $42.9 million of cash plus $55.3 million of availability under our revolving credit facility. This compared to total liquidity of $49.1 million as of December 31, 2022.

Compared to December 31, 2022, accounts receivable increased by $22.5 million, and inventories increased by $5.3 million. We project a meaningful decline in inventory over the coming quarters, from increased sales levels on the back of both improved rail service and the 50% increase in processing capacity at the Elk Creek preparation plant.

Third quarter capital expenditures totaled $16.9 million. This was down meaningfully from $24.5 million in the second quarter 2023, as the majority of our near-term growth capital expenditures have now already been incurred.

The Company’s effective quarterly tax rate was 22%, excluding discrete items. For the third quarter of 2023, the Company recognized income tax expense of $5.5 million. The Company anticipates an overall tax rate of 20-25% in 2023. That said, the Company anticipates a net cash tax benefit in 2023, having received a tax refund of $11.8 million in the third quarter of 2023.

The following summarizes key sales, production and financial metrics for the periods noted:

	Three months ended			Nine months ended September 30,
	September 30,	June 30,	September 30,
In thousands, except per ton amounts	2023	2023	2022	2023	2022

Sales Volume (tons)
Company	949	695	602	2,372	1,753
Purchased	46	20	7	96	22
Total	996	715	608	2,467	1,775

Company Production (tons)
Elk Creek Mining Complex	402	605	511	1,619	1,496
Berwind Mining Complex (includes Knox Creek and Maben)	317	271	147	810	493
Total	719	876	658	2,429	1,989

Company Produced Financial Metrics (a)
Average revenue per ton	$157	$163	$202	$167	$216
Average cash costs of coal sold*	114	109	98	110	102
Average cash margin per ton	$43	$54	$104	$57	$114

Elk Creek Financial Metrics (a)
Average revenue per ton	$172	$170	$197	$178	$213
Average cash costs of coal sold*	111	101	93	101	95
Average cash margin per ton	$61	$69	$104	$77	$118

Purchased Coal Financial Metrics (a)
Average revenue per ton	$164	$226	$231	$202	$279
Average cash costs of coal sold	101	169	125	148	215
Average cash margin per ton	$63	$57	$106	$54	$64

Capital Expenditures	$16,908	$24,470	$37,577	$64,924	$91,384

(a)	Excludes transportation. Cash costs of coal sold are defined and reconciled under “Reconciliation of Non-GAAP Measures.”

* Adjusted to include the royalty savings from the Ramaco Coal transaction for 2022. Excludes Berwind idle costs.

FINANCIAL GUIDANCE

(In thousands, except per ton amounts and percentages)

	Full-Year	Full-Year
	2023 Guidance	2022
Company Production (tons)
Elk Creek Mining Complex	2,100 - 2,250	2,033
Berwind & Knox Creek & Maben Mining Complex	1,000 - 1,150	651
Total	3,100 - 3,400	2,684

Sales (tons) (a)	3,250 - 3,500	2,450

Cash Costs Per Ton - Company Produced (b)	$108 - 112	$105

Other
Capital Expenditures (c)	$70,000 - 75,000	$123,012
Selling, general and administrative expense (d)	$35,000 - 38,000	$31,810
Depreciation, depletion and amortization expense	$53,000 - 57,000	$41,194
Interest expense, net	$9,000 - 10,000	$6,829
Effective tax rate (e)	20 - 25%	22%
Cash tax rate	0%	11%
Berwind Idle Costs	$3,000	$9,474

(a)	2023 guidance includes a small amount of purchased coal.
(b)	Adjusted to include the royalty savings from the Ramaco Coal transaction for 2022. Excludes Berwind idle costs.
(c)	Excludes Ramaco Coal and Maben purchase price.
(d)	Excludes stock-based compensation.
(e)	Normalized, to exclude discrete items.

Committed 2023 Sales Volume(a)

(In millions, except per ton amounts)

	2023		2024
	Volume	Average Price	Volume	Average Price
North America, fixed priced	1.2	$188	1.3	$167
Seaborne, fixed priced	1.7	$163	-	$-
Total, fixed priced	2.9	$173	1.3	$167
Index priced	0.4		0.2
Total committed tons	3.3		1.5

(a)	Amounts as of October 31, 2023 and include a small amount of purchased coal. Totals may not add due to rounding.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has three active metallurgical coal mining complexes in Central Appalachia and one development rare earth and coal mine near Sheridan, Wyoming in the initial stages of production. In May 2023, the Company announced that a major rare earth deposit of primary magnetic rare earths was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 50 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

THIRD QUARTER 2023 CONFERENCE CALL

Ramaco Resources will hold its quarterly conference call and webcast at 11:00 AM Eastern Time (ET) on Wednesday, November 8, 2023. An accompanying slide deck will be available at https://www.ramacoresources.com/investors/investor-presentations/ immediately before the conference call.

To participate in the live teleconference on November 8, 2023:

Domestic Live: (800) 343-4136

International Live: (785) 424-1699

Conference ID: METCQ323

Web link: Click Here

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, the ability to successfully ramp up production at the Berwind and Knox Creek complexes, the timing of the Elk Creek preparation plant to come online, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the expected benefits of the Ramaco Coal and Maben acquisitions to the Company’s shareholders, the anticipated benefits and impacts of the Ramaco Coal and Maben acquisitions, and the Company's ability to successfully develop the Brook Mine, including whether the increase in the Company's exploration target and estimates for such mine are realized. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended September 30,			Nine months ended September 30,
In thousands, except per share amounts	2023		2022	2023	2022

Revenue		$186,966	$136,925	$490,795	$430,461

Costs and expenses
Cost of sales (exclusive of items shown separately below)		144,635	79,634	354,383	237,530
Asset retirement obligations accretion		349	495	1,049	1,485
Depreciation, depletion, and amortization		14,443	11,435	39,850	29,898
Selling, general, and administrative		11,458	8,672	37,519	29,282
Total costs and expenses		170,885	100,236	432,801	298,195

Operating income		16,081	36,689	57,994	132,266

Other income (expense), net		11,333	(933)	15,076	1,781
Interest expense, net		(2,447)	(2,255)	(7,274)	(5,323)
Income before tax		24,967	33,501	65,796	128,724
Income tax expense		5,505	6,596	13,521	27,068
Net income		$19,462	$26,905	$52,275	$101,656

Earnings per common share
Basic - Single class (through 6/20/2023)	$	N/A	$0.61	$0.71	$2.30
Basic - Class A (6/21/2023 - 9/30/2023)		$0.41	$—	$0.44	$—
Total		$0.41	$0.61	$1.15	$2.30

Basic - Class B (6/21/2023 - 9/30/2023)		$0.17	$—	$0.17	$—

Diluted - Single class (through 6/20/23)	$	N/A	$0.60	$0.70	$2.27
Diluted - Class A (6/21/2023 - 9/30/2023)		$0.40	$—	$0.44	$—
Total		$0.40	$0.60	$1.14	$2.27

Diluted - Class B (6/21/2023 - 9/30/2023)		$0.16	$—	$0.16	$—

Non-GAAP Adjusted Basic		$0.46	$0.61	$1.21	$2.30
Non-GAAP Adjusted Diluted		$0.45	$0.60	$1.19	$2.27

Ramaco Resources, Inc.

Unaudited Consolidated Balance Sheets

In thousands, except per-share amounts	September 30, 2023	December 31, 2022

Assets
Current assets
Cash and cash equivalents	$42,924	$35,613
Accounts receivable	63,634	41,174
Inventories	50,242	44,973
Prepaid expenses and other	12,422	25,729
Total current assets	169,222	147,489
Property, plant, and equipment, net	456,712	429,842
Financing lease right-of-use assets, net	13,201	12,905
Advanced coal royalties	3,606	3,271
Other	3,965	2,832
Total Assets	$646,706	$596,339

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$51,584	$34,825
Accrued liabilities	46,485	41,806
Current portion of asset retirement obligations	110	29
Current portion of long-term debt	28,015	35,639
Current portion of related party debt	10,000	40,000
Current portion of financing lease obligations	6,312	5,969
Insurance financing liability	—	4,577
Total current liabilities	142,506	162,845
Asset retirement obligations, net	28,495	28,856
Long-term debt, net	34,157	18,757
Long-term financing lease obligations, net	5,765	4,917
Senior notes, net	33,178	32,830
Deferred tax liability, net	45,685	35,637
Other long-term liabilities	4,322	3,299
Total liabilities	294,108	287,141

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value *	—	442
Class A common stock, $0.01 par value *	439	—
Class B common stock, $0.01 par value	88	—
Additional paid-in capital	275,929	168,711
Retained earnings	76,142	140,045
Total stockholders' equity	352,598	309,198
Total Liabilities and Stockholders' Equity	$646,706	$596,339
* Common stock reclassified to Class A common stock during Q2 2023

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Nine months ended September 30,
In thousands	2023	2022
Cash flows from operating activities
Net income	$52,275	$101,656
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	1,049	1,485
Depreciation, depletion, and amortization	39,850	29,898
Amortization of debt issuance costs	566	367
Stock-based compensation	9,706	6,192
Other income	(4,912)	(2,113)
Deferred income taxes	10,048	11,579
Changes in operating assets and liabilities:
Accounts receivable	(22,460)	(5,905)
Prepaid expenses and other current assets	10,115	1,242
Inventories	(5,269)	(24,237)
Other assets and liabilities	(816)	91
Accounts payable	19,253	12,432
Accrued liabilities	10,071	26,112
Net cash from operating activities	119,476	158,799

Cash flow from investing activities:
Capital expenditures	(64,924)	(91,384)
Acquisition of Ramaco Coal assets	—	(11,738)
Acquisition of Maben assets (bond recovery in 2023)	1,182	(10,715)
Other	5,976	2,000
Net cash used for investing activities	(57,766)	(111,837)

Cash flows from financing activities
Proceeds from borrowings	95,000	17,000
Proceeds from stock option exercises	—	107
Payments of dividends	(18,049)	(14,996)
Repayment of borrowings	(87,225)	(17,066)
Repayment of Ramaco Coal acquisition financing - related party	(30,000)	—
Repayments of insurance financing	(3,848)	(280)
Repayments of equipment finance leases	(4,954)	(3,760)
Shares surrendered for withholding taxes payable	(5,323)	(2,871)
Net cash used financing activities	(54,399)	(21,866)

Net change in cash and cash equivalents and restricted cash	7,311	25,096
Cash and cash equivalents and restricted cash, beginning of period	36,473	22,806
Cash and cash equivalents and restricted cash, end of period	$43,784	$47,902

Reconciliation of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income plus net interest expense; equity-based compensation; depreciation, depletion, and amortization expenses; income taxes; certain non-operating expenses (charitable contributions), and accretion of asset retirement obligations. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as a substitute for GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Q3	Q2	Q3	Nine months ended September 30,
(In thousands)	2023	2023	2022	2023	2022

Reconciliation of Net Income to Adjusted EBITDA
Net income	$19,462	$7,556	$26,905	$52,275	$101,656
Depreciation, depletion, and amortization	14,443	13,556	11,435	39,850	29,898
Interest expense, net	2,447	2,518	2,255	7,274	5,323
Income tax expense	5,505	2,467	6,596	13,521	27,068
EBITDA	41,857	26,097	47,191	112,920	163,945
Stock-based compensation	3,201	3,568	2,019	9,706	6,192
Other non-operating expenses	—	—	1,000	—	1,000
Accretion of asset retirement obligations	349	349	495	1,049	1,485
Adjusted EBITDA	$45,407	$30,014	$50,705	$123,675	$172,622

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs and idle mine costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial performance. Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with GAAP and therefore should not be considered as a substitute to revenue and cost of sales under GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three months ended September 30, 2023			Three months ended September 30, 2022
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$177,826	$9,140	$186,966	$135,416	$1,509	$136,925
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(28,928)	(1,505)	(30,433)	(14,158)	—	(14,158)
Non-GAAP revenue (FOB mine)	$148,898	$7,635	$156,533	$121,258	$1,509	$122,767
Tons sold	949	46	996	602	7	608
Revenue per ton sold (FOB mine)	$157	$164	$157	$202	$231	$202

	Three months ended June 30, 2023
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Revenue	$132,571	$4,898	$137,469
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(19,291)	(440)	(19,731)
Non-GAAP revenue (FOB mine)	$113,280	$4,458	$117,738
Tons sold	695	20	715
Revenue per ton sold (FOB mine)	$163	$226	$165

	Nine months ended September 30, 2023			Nine months ended September 30, 2022
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$469,356	$21,439	$490,795	$424,058	$6,403	$430,461
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(72,489)	(2,121)	(74,610)	(44,749)	(239)	(44,988)
Non-GAAP revenue (FOB mine)	$396,867	$19,318	$416,185	$379,309	$6,164	$385,473
Tons sold	2,372	96	2,467	1,753	22	1,775
Revenue per ton sold (FOB mine)	$167	$202	$169	$216	$279	$217

Non-GAAP cash cost per ton

	Three months ended September 30, 2023			Three months ended September 30, 2022
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$138,959	$5,676	$144,635	$78,818	$816	$79,634
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(29,249)	(1,005)	(30,254)	(14,156)	—	(14,156)
Idle mine costs	(378)	—	(378)	(5,037)	—	(5,037)
Non-GAAP cash cost of sales	$109,332	$4,671	$114,003	$59,625	$816	$60,441
Tons sold	949	46	996	602	7	608
Cash cost per ton sold	$115	$101	$114	$99	$125	$99

	Three months ended June 30, 2023
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Cost of sales	$95,425	$3,774	$99,199
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(19,298)	(434)	(19,732)
Non-GAAP cash cost of sales	$76,127	$3,340	$79,467
Tons sold	695	20	715
Cash cost per ton sold	$109	$169	$111

	Nine months ended September 30, 2023			Nine months ended September 30, 2022
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$338,629	$15,754	$354,383	$232,536	$4,994	$237,530
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(72,894)	(1,573)	(74,467)	(44,749)	(239)	(44,988)
Idle mine costs	(2,937)	—	(2,937)	(5,037)	—	(5,037)
Non-GAAP cash cost of sales	$262,798	$14,181	$276,979	$182,750	$4,755	$187,505
Tons sold	2,372	96	2,467	1,753	22	1,775
Cash cost per ton sold	$111	$148	$112	$104	$215	$106

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

Non-GAAP Earnings Per Share

Non-GAAP earnings per share (Adjusted EPS) is calculated as the total net income divided by the weighted average Class A shares outstanding. We believe Adjusted EPS provides useful information to investors as it enables investors to compare earnings per share for the Company to historical periods before the dual-class structure under the dividend distribution of the Class B shares. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial performance. Adjusted EPS are not measures of financial performance in accordance with GAAP and therefore should not be considered as a substitute to basic and diluted earnings per share under GAAP. The tables below show how we calculate non-GAAP Adjusted EPS:

	Q3	Q2	Q3	Nine months ended September 30,
	2023	2023	2022	2023	2022
Earnings per common share:
Basic
Basic EPS (single class structure)	$-	$0.14	$0.61	$0.71	$2.30
Class A Basic EPS (dual-class structure)	0.41	0.03	-	0.44	-
Add: Restricted stock earnings attribution	0.02	-	-	0.02	-
Add: Class B earnings attribution	0.03	-	-	0.03	-
Adjusted EPS - Basic	$0.46	$0.17	$0.61	$1.21	$2.30

Diluted
Diluted EPS (single class structure)	$-	$0.14	$0.60	$0.70	$2.27
Class A Diluted EPS (dual-class structure)	0.40	0.03	-	0.44	-
Add: Restricted stock earnings attribution	0.02	-		0.02
Add: Class B earnings attribution	0.03	-	-	0.03	-
Adjusted EPS - Diluted	$0.45	$0.17	$0.60	$1.19	$2.27

# # #